Filed Pursuant to Rule 433

Registration No. 333-187350

Final Term Sheet

March 26, 2014

U.S.$500,000,000

AT&T Inc.

U.S.$500,000,000 FLOATING RATE GLOBAL NOTES DUE 2017

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	Floating Rate Global Notes due 2017 (the “Notes”)

TRADE DATE:	March 26, 2014

SETTLEMENT DATE (T+3):	March 31, 2014

MATURITY DATE:	March 30, 2017, at par

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

GROSS SPREAD:	0.200%

PRICE TO AT&T:	99.800%

NET PROCEEDS:	$499,000,000

USE OF PROCEEDS:	General corporate purposes, including repayment of Cricket Communications, Inc. 7.75% Senior Notes due 2020

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $400,000 of AT&T’s expenses

INTEREST RATE:	Applicable LIBOR Rate plus 42 basis points

INTEREST PAYMENT DATES:	Quarterly on each March 30, June 30, September 30 and December 30, commencing June 30, 2014; provided however, that if any such interest payment date would fall on a day that is not a LIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding LIBOR business day; and provided further, that if the date of maturity is not a LIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	None

REDEMPTION FOR CHANGES IN TAX LAW:	In whole, but not in part, if AT&T becomes obligated, or if there is a substantial probability that AT&T will become obligated, to pay additional amounts to holders of the Notes as a result of certain changes in the tax laws, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with interest accrued thereon to the date fixed for redemption

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture

RATINGS:*	Moody’s: A3 (Stable), S&P: A- (Stable), Fitch: A (Negative)

SOLE BOOKRUNNER:	J.P. Morgan Securities LLC

CUSIP NUMBER:	00206RCF7

ISIN NUMBER:	US00206RCF73

REFERENCE DOCUMENT:	Prospectus Supplement, dated March 26, 2014; Prospectus, dated March 18, 2013

*	Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES LLC AT (212) 834-4533 (COLLECT).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.